Exhibit 10.19

SABRE COMMUNICATIONS CORPORATION

As of May 9, 2006

James D. Mack
248 Shadow Valley Bend

Dakota Dunes, South Dakota 57049

Dear Mr. Mack:

Sabre Communications Corporation, an Iowa corporation (the “Company”), hereby agrees to employ you and you hereby agree to accept such employment under the following terms and conditions:

1.             Term of Employment.  Except for earlier termination as provided in Section 10 below, your employment with the Company shall be for a term commencing on May 9, 2006 (the “Effective Date”) and terminating on the third anniversary of the Effective Date (the “Term”).  The Term shall automatically renew for successive one-year periods unless either party sends the other a notice of non-renewal at least 30 days prior to any such renewal.

2.             Compensation.

(a)  During the Term, you shall be compensated for all services rendered by you under this agreement at the rate of $350,000 per annum (the “Base Salary”).  Such Base Salary shall be payable in such manner as is consistent with the Company’s payroll practices for executive employees.  Prior to each anniversary of the Effective Date during the Term, the Board of Directors of the Company (the “Board”) shall review your performance, the earnings of the Company during the prior year and the Company’s prospects for the coming year and shall consider, in its sole discretion, whether to increase the Base Salary payable hereunder.

(b)  During the Term, you shall be eligible to receive a bonus with respect to each year during the Term based on your meeting objectives outlined by and as determined by the Board in its sole and absolute discretion.  With respect to the first three years of the Term, we have discussed an annual bonus of up to your Base Salary and establishing reasonable objectives substantially similar to those on the attached Exhibit A.

(c)  During the Term, you shall also be eligible to participate in the Company’s stock option plan.  We have discussed that options for approximately 5% of the equity of the Company’s parent company would be available for grant under that plan.  Grants would be made in the sole and absolute discretion of the Board.

3.  Duties.

(a)  During the Term, you shall serve as the President and Chief Executive Officer of the Company, subject to the direction of the Board.  Your offices shall be located at the Company’s headquarters (the Company’s headquarters is currently in Sioux City, Iowa), the Company’s facility in Texas and in Philadelphia, Pennsylvania, with the latter being understood as the location you intend to spend a majority of your time.  You shall make yourself available for meetings with the Board and/or otherwise at such locations and at such times as the Board may reasonably request, or as are necessary or advisable for the Company’s business.

(b)  You shall devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries.

(c)  You shall, except as otherwise provided herein, be subject to the Company’s rules, practices and policies applicable to the Company’s executive employees.

(d)  Subject to the direction and control of the Board, you shall have authority to hire executives and to determine the duties and compensation of such employees.

4.  Benefits.  During the Term, you shall be entitled to such benefits, if any, as are generally provided by the Company to its executive employees including, without limitation, personal leave, sick leave, five weeks of vacation leave and holiday leave to the extent such leaves are provided generally to executive employees.  You also shall have the benefit of any life and medical insurance plans, retirement, disability, pension, deferred compensation, profit-sharing and other similar plans as the Company may have or may establish from time to time for its executive employees.  The benefits provided to you pursuant to this Section 4 shall be substantially similar to and, in the aggregate, shall be equal to or greater than the benefits provided to you by the Company immediately prior to the date hereof.  The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this agreement.  During your employment hereunder, you shall be entitled to participate in any other fringe benefits which are or may be provided generally to the Company’s executive employees.

5.  Board Membership.  You shall be appointed to the Board and of the board of directors of Sabre Communications Holdings, Inc., and shall serve as a director during the Term hereof.

6.  Expenses.  The Company will reimburse you for reasonable expenses, including travel expenses, incurred by you in connection with the business of the Company upon the presentation by you of appropriate substantiation for such expenses.

7.  Restrictive Covenants.

(a)  During such time as you shall be employed by the Company (which term, for purposes of this Section 7 and Section 8 below, shall include the Company as well as any of its subsidiaries or affiliates), and for a period of two (2) years thereafter, you shall not, nor shall any of your affiliates, without the prior written consent of the Board, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit your name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the United States in competition with any then current business or operations of the Company; provided, however, that this agreement shall not prevent the beneficial ownership for investment purposes of 2% or less of any class of equity securities of any entity that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b)  The parties hereto intend that the covenants contained in this Section 7 shall be deemed a series of separate covenants for each country, state, county and city in which the Company’s business is conducted.  If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 7 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the countries, states, counties and cities therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 7.

8.  Confidentiality, Non-Interference, Proprietary Information and Non-Solicitation.

(a)  Confidentiality.  In the course of your employment by the Company, you will have access to confidential or proprietary data or information of the Company and its operations.  You will not at any time divulge or communicate to any person nor shall you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such data or information.  No business conducted by you or any organization of which you, directly or indirectly, are an owner, officer, director, partner, shareholder, employee, agent, advisor or consultant in any state or country in which the Company and/or any of its subsidiaries or affiliates conduct business shall use any name, designation or logo which is substantially similar to that presently used by the Company and/or any of its subsidiaries or affiliates.  The term “confidential or proprietary data or information” as used in this agreement shall mean information not generally available to the public or generally known within the Company’s industry, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

(b)  Non-Interference.  You agree that you will not at any time after the termination of your employment by the Company, for your own account or for the account of any other person, interfere with the Company’s relationship with any of its suppliers, customers or employees.

(c)  Proprietary Information and Disclosure.  You agree that you will at all times promptly disclose to the Company, in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of the Company and any subsidiaries or affiliates (“Intellectual Property”).  You agree that all such Intellectual Property shall be the sole property of the Company.  You further agree that you will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectible rights in such Intellectual Property.

(d)  Return of Property.  All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, shall be the sole property of the

Company, and upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver same to the Company.  In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents, and all Company credit cards and automobiles.

(e)  Nonsolicitation of Customers or Clients. Notwithstanding any other provision hereof, you agree that you will not, during the course of your employment by the Company hereunder and for a period of two (2) years following its termination, at any time or in any manner, either directly or indirectly, for you or for or on behalf of any organization (other than the Company and its subsidiaries and affiliates), solicit or attempt to solicit any business similar to the business of the Company from any customers or clients of the Company or divert or attempt to divert any business from the Company.  A “customer” or “client” shall mean any organization with which the Company (including its predecessors) has dealt with or provided services to, regardless of whether such organization was solicited or provided services by you at any time during your employment, whether during the usual hours of employment or otherwise.

(f)  Nonsolicitation of Employees.  Notwithstanding any other provision of this agreement, you agree that during the course of your employment by the Company hereunder and for a period of two (2) years following its termination, either on your behalf or on behalf of any organization (other than the Company), you shall not directly or indirectly, solicit, divert or otherwise encourage or attempt to solicit, divert or otherwise encourage employees or agents of the Company to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on your behalf or on behalf of any organization (other than the Company), or to enter into any kind of business, including, without limitation, the business or any similar business of the Company.

(g)  Survival.  The obligations contained in Section 7 and this Section 8 will survive the termination of your employment with the Company and the Term and will be fully enforceable thereafter.

9.  Equitable Relief.  With respect to the covenants contained in Sections 7 and 8 of this agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

10.  Earlier Termination.  Your employment shall terminate prior to the expiration of the Term on the following terms and conditions:

(a)  Your employment shall terminate automatically on the date of your death.

(b)  Your employment shall terminate if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability (“Disability”).  The Disability shall be deemed to have occurred on the 120th day of your absence or lack of adequate performance.

(c)  Your employment shall terminate immediately upon the Company’s sending you written notice terminating your employment hereunder for “Cause,” which shall mean (A) your continuing, repeated and willful refusal and failure (other than during periods of illness, disability or vacation) to perform your duties under this agreement or under any lawful directive of the Company, (B) your willful misconduct or gross negligence in the performance of your duties which is materially injurious to the Company, monetarily or otherwise, (C) your willful breach of this agreement, (D) except as provided in clause (E) below, your final, non-appealable conviction of any felony or the entering of a guilty plea to any felony, other than motor vehicle offenses, or (E) your indictment for any felony on account of an action taken by you constituting theft or embezzlement from the Company, or other fraudulent action against the Company.  Upon termination of your employment under this agreement for Cause pursuant to this Section 10(c), the Company shall have no obligations (including severance or otherwise) hereunder.

(d)  Your employment shall terminate immediately upon the Company’s sending you written notice terminating your employment hereunder (without Cause therefor having been given by you) for any reason or for no reason.  Upon any such termination, the Company’s sole obligation to you shall be (i) to pay you at a per annum rate equal to your Base Salary in effect at the time of such termination for a period of two years (which shall be paid as and when such amounts would have been due had your employment continued), and (ii) subject to (x) your timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and (y) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you during the Severance Period at the Company’s expense provided that you are eligible and remain eligible for COBRA coverage; provided, however, that in the event that you obtain other employment that offers substantially similar or improved group health benefits, such continuation of coverage by the Company under this sub-section shall immediately cease;  provided, however, that the Company shall not be obligated to make any payment to you under this Section 10(d) until (i) you shall have delivered to it a release of all claims in form and substance reasonably satisfactory to the Company and (ii) the release shall have become effective and irrevocable under all applicable law.

(e)  Your employment shall terminate on the 30th day following your notification of your intention to terminate your employment as a result of Constructive Termination (as defined herein).  For purposes of this agreement, “Constructive Termination” shall mean a material adverse change (which is not cured by the Company within thirty (30) days after receipt of notice from you) in your compensation terms or title.  In the event of your resignation by reason of a Constructive Termination, you shall be entitled to the amounts that would have been paid to you had your employment been terminated pursuant to Section 10(d) hereof.  Any amounts payable pursuant to this Section 10(e) shall be paid as and when such amounts would have been due had your employment continued; provided, however, that the Company shall not be obligated to make any payment to you under this Section 10(e) until (i) you shall have delivered to it a signed release of all claims in form and substance reasonably satisfactory to the Company and (ii) the release shall have become effective and irrevocable under all applicable law.  “Constructive Termination” will cease to exist for an event on the 60th day following its occurrence, unless you shall have given the Company written notice thereof prior to such date.

(f)  Your employment shall terminate six months following your sending the Company written notice terminating your employment hereunder for any reason (other than

Constructive Termination).  In the event of the termination of your employment under this Section 10(f), the Company shall have no obligations (including severance or otherwise) hereunder.

(g)  Except as specifically set forth in Section 10(d) or Section 10(e) above, upon termination of your employment under this agreement, the Company’s obligations hereunder shall cease.

(h)  The Company acknowledges and agrees that nothing in this agreement shall require you to accept an offer of employment with, or make any investment in, any successor to the Company.

11.  Representation and Warranty.  The execution, delivery and performance of this agreement by you will not conflict with or result in a violation of any agreement to which you are a party or any law, regulation or court order applicable to you.  Without limiting the foregoing, you are not a party to any agreement with, or otherwise under any obligation to, any of your former employers relating to competition.  Any inaccuracy of any of the statements set forth in this Section 11 shall constitute “Cause” for purposes of this agreement, in which event we would be entitled to terminate your employment under Section 10(c) above with the effect set forth therein.

12.  Entire Agreement; Modification.  This agreement constitutes the full and complete understanding of the parties and will, on the Effective Date, supercede all prior agreements and writings between you, the Company and its affiliates with respect to your employment arrangements (the “Prior Agreements”).  You and the Company hereby respectively release each other and the Company’s affiliates, effective as of the Effective Date, from all obligations to the other party under the Prior Agreements; provided, however, that nothing in this Section 12 shall affect your rights under any prior agreement with your prior employer, all of which you agree and acknowledge are the sole responsibility of your prior employer and not of the Company or any of its affiliates.  No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this agreement, or anyone acting on behalf of either party, which are not set forth herein, and any others are specifically waived.  This agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

13.  Severability.  Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction.

14.  Waiver of Breach.  The waiver of either party of a breach of any provision of this agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach,

15.  Notices.  All notices hereunder shall be in writing and shall be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Company’s records, and if to the Company, 2101 Murray Street, P.O. Box 658, Sioux City, Iowa 51102, attention of Chairman of the Board of Directors, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, attention of James D. Meade, Esq.

16.  Assignability; Binding Effect.  This agreement shall not be assignable by you without the written consent of the Board.  This agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

17.  Governing Law.  All questions pertaining to the validity, construction, execution and performance of this agreement shall be construed and governed in accordance with the laws of the State of Iowa, without regard to the conflicts or choice of law provisions thereof.

18.  Headings.  The headings of this agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this agreement.

19.  Counterparts.  This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20.  Arbitration.  Except as set forth in Section 9, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration to be held in the City of New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect except as modified by this Section 20.  There shall be three arbitrators appointed in accordance with those rules; one appointed by you, one appointed by the

Company and the other by the two other arbitrators.  As part of its award, the arbitral tribunal shall make an allocation between the parties of the fees and expenses of the American Arbitration Association, the fees and expenses of the arbitrators, reasonable attorneys’ fees and expenses, the cost of any transcript and all out-of-pocket costs and expenses, at the discretion of the arbitral tribunal taking into account the merits of their claims and defenses.  The arbitral tribunal shall render its award on an expedited basis.  Failure by either party to submit to, or participate in good faith in, arbitration under this Section 20 (which shall include failure to appoint an arbitrator within 30 days after service of the demand for arbitration hereunder or such later time as may be prescribed by the American Arbitration Association) shall result in the arbitral tribunal issuing an award in favor of the other party if such other party has submitted to arbitration under this Section 20.  Judgment may be entered on the arbitral tribunal’s award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York state or federal courts for that purpose.  The arbitral tribunal may grant injunctive or other relief, but shall not grant special or punitive damages.  Nothing in this Section 20 shall preclude any party from seeking (a) temporary injunctive relief from a court of competent jurisdiction pending appointment of an arbitral tribunal pursuant this Section 20 or (b) equitable relief from a court of competent jurisdiction at any time, as provided in Section 9.

21.  Review of this Agreement.  You acknowledge that you have (a) carefully read this agreement, (b) had an opportunity to consult with independent counsel with respect to this agreement and (c) entered into this agreement of your own free will.

22.  Withholding Taxes.  The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this shall constitute the employment agreement between you and the Company effective and for the term as stated herein.

[SIGNATURES APPEAR ON NEXT PAGE]

SABRE COMMUNICATIONS CORPORATION

	By:	/s/ Peter Van Raalte
		Name:	Peter Van Raalte
		Title:	Chairman

AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ James D. Mack
JAMES D. MACK